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                                                                    EXHIBIT 23.1







               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of F.N.B. Corporation for the registration of 1,407,733 shares of its common stock and to the incorporation by reference therein of our report dated June 11, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries included in its current report on Form 8-K dated July 6, 1998, and our report dated March 31, 1998, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries included in its current report on Form 8-K dated April 3, 1998, filed with the Securities and Exchange Commission.

Ernst & Young, LLP

Pittsburgh, Pennsylvania
July 6, 1998